Exhibit 99.2

Conference Call Transcript

CORPORATE PARTICIPANTS

Bill Knight

Bruker BioSciences Corporation - CFO

Frank Laukien

Bruker BioSciences Corporation - President, CEO

CONFERENCE CALL PARTICIPANTS

John Sullivan

Leerink Swann & Company - Analyst

Tony Butler

Lehman Brothers - Analyst

Hal Sough

UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Bruker BioSciences conference call. My name is Heather and I would be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today’s presentation, Mr. Bill Knight, Chief Financial Officer of Bruker BioSciences. Please proceed sir.

Bill Knight  - Bruker BioSciences Corporation - CFO

Good morning everyone. With me today on the call is Frank Laukien, the President and CEO of Bruker BioSciences; and Brian Monahan, the Corporate Controller of Bruker BioSciences. I would like to remind everybody that information and a presentation regarding the transaction we’re going to discuss this morning on the call is posted on our website at www.BrukerBioSciences.com. I would certainly recommend you read that.

There are a few comments that I would like to make before we get started. Again, we’re discussing the Bruker BioSciences Corporation agreement to acquire the Bruker BioSpin group of companies for $914 million in cash and stock. This transaction that we’re going to discuss this morning has not yet been consummated. Bruker BioSciences and its executive officers may be deemed to be participants in the solicitation of proxies for the Bruker BioSciences meeting of stockholders held to approve, among other things, the issuance of shares in the transaction.

Bruker BioSciences will file a proxy with the SEC. Stockholders of Bruker BioSciences should read the proxy statement carefully when it becomes available as it will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to all stockholders as a record date to be established for voting at the Bruker BioSciences stockholder meeting.

Stockholders will also be able to obtain a copy of the definitive proxy statement without charge when it is filed on the SEC’s website or by directing a request to Bruker BioSciences, 40 Manning Road, Billerica, MA. We expect to file this proxy within the next two weeks.

The planned combination that we’re going to discuss this morning is the Bruker BioSciences public corporation and the private Bruker BioSpin group of companies. One more item that I would like to take our listeners through today is our Safe Harbor statement. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future; changing technology; product development and market acceptance of our products; the cost and pricing of our products; manufacturing; competition; dependence on collaborative partners and key suppliers; capital spending; and government funding policies; changes in governmental regulations; intellectual property rights; litigation; and exposure to foreign currency fluctuations.

These and other factors are identified and described in more detail in our filings with the SEC, including without limitation our annual report on Form 10-K for the year ended December 31, 2006, our most recently filed quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law. I would also like to note that additional risk factors may be disclosed in the upcoming proxy statement filing.

With that, I would like to just present a very brief overview of what we are going to discuss. We would like to review the transaction overview and rationale. We will take you through the BioSpin highlights and what is planned for the combined Bruker Corporation. With that I would like to turn the call over to Frank Laukien, the President and CEO.

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

Good morning ladies and gentlemen. As Bill has indicated this morning, we will focus on the highlights and on the strategic rationale. We will not go into great detail today on financials and pro forma financials, as we will update this information after we have filed our preliminary proxy with the SEC, expected within the next two weeks.

Let me start with a transaction overview and rationale, and remind everybody that this transaction is subject to Bruker BioSciences shareholder approval, to customary regulatory approvals, and to the completion of financing. We expect to close this transaction, if approved, in early 2008.

I am now on slide number 5 of our presentation that is in the IR section, accessible to you in the IR section of our website, starting with the transaction overview and rationale. First of all, the combinations of Bruker BioSciences and the Bruker BioSpin Group is expected to create a fast-growing and — a fast-growing leader in high-performance, scientific instruments.

The combined company that we expect to rename into Bruker Corporation with the same NASDAQ BRKR ticker symbol after the closing, is expected to be at or close to a $1 billion revenue company in 2008, providing high-performance scientific instrumentation and analytical solutions for life sciences, materials research, homeland security, as well as applied and industrial markets.

The combination will give us a broader marketing footprint and a broader range of complementary technologies. We will benefit from enhanced global distribution and customer support capabilities. We will be in a better position to increase our brand leverage, a very well-established brand among our customers. And we hope to see additional opportunities for cross-selling of our various instruments and solutions, and for developing integrated systems, such as combined NMR, mass spec systems, for metabolomics for example.

We also anticipate a positive financial impact for our BRKR shareholders, with improved operating and net income margins and strong cash flows. As indicated in our press release, and illustrated with historical financial data in our press release, we believe and expect that the transaction will be highly accretive to our U.S. GAAP EPS in 2008, throughout 2008 if we exclude transaction expenses, and starting with the second quarter of ‘08 in terms of our GAAP EPS.

As you will see on slide 6, we believe there are additional opportunities for synergistic value creation beyond the obvious and major ones that exist already. We think we will be in a better position to leverage our global marketing, sales and support, and operational and financial synergies for additional incremental growth. We’re looking forward to developing a combined strategic initiative in clinical research systems, molecular diagnostics research, and molecular imaging between Bruker BioSciences and the Bruker BioSpin Group.

As to the transaction purchase price, the purchase price is fixed in two components as explained in more detail in our press release, an approximately $388 million fixed cash component, plus an approximately 57.5 million BRKR shares as a fixed share amount. Obviously the evaluation of those shares that changes — varies from day-to-day depending upon our share price.

For the transaction we valued the total transaction at $914 million in cash and stocks combined, which was valued at the $9.14 per Bruker share trailing ten-day average share closing price two trading days before definitive agreements were signed.

The agreements for BRKR were negotiated by a Special Committee led by our lead Director, a Special Committee of three independent BRKR Directors, who were advised by Bear Stearns as a financial adviser and by Dewey & LeBoeuf as a legal adviser.

The cash portion of $388 million at the $914 million valuation resents approximately 42.5% of the purchase price. And the stock portion, the 57.5 million shares valued as explained earlier, at about $526 million, represents approximately 57.5% of the purchase price.

The transaction requires not only approval by the majority of the BRKR shareholders, but also approval by a majority of the nonaffiliated BRKR shareholders by either BRKR shareholders nonaffiliated with the Laukien family that vote on the transaction. Further details are available in our press release and will be of course available in our proxy to be filed.

Continuing on page 7, the acquisition financing that has been lined up with our underwriters and joint lead arrangers, JP Morgan and Citibank, are for an underwritten new $380 million, five-year senior credit facility to fund the majority of the cash portion of the purchase price, as well as give us room for additional operating needs for potential smaller scale acquisitions going forward.

It consists of a $150 million term loan and a $230 million revolving credit facility that allows us to do multicurrency borrowings in U.S. dollars, but also in euro and in Swiss francs, currencies where we have a lot of operating cash flows in. And we can initially borrow at the applicable LIBOR rate for dollar EURIBOR, or the LIBOR rate for Swiss francs, which obviously are lower usually than dollar LIBOR rates. So at the applicable currency LIBOR rate plus 1%, i.e., plus 100 basis points. This reflects our relatively low leverage in the deal, which initially at the time we close this deal our EBITDA to debt leverage is expected to be about a factor of 2.4.

Similar to the transaction where we acquired Bruker Optics in 2006, the U.S. GAAP accounting will be an accounting for companies under common control, which means there will be no goodwill created, and after the closing of the transaction the restated historical combined U.S. GAAP financials will be the historical financials for the combined company. Moreover, all acquisition costs will be expensed and will not be added to goodwill.

After this transaction overview and rationale, let me give you a little bit of a highlight — some of the highlights of Bruker BioSpin, the private Bruker company, and in fact the oldest Bruker company, that because it is private many of you and our investors are less familiar with. Obviously, it is a sizable company, and so it has very good name recognition among customers. And in fact, since it is the oldest and largest of the Bruker companies, it probably has the best name recognition and brand recognition among customers. But let me introduce it to our investors.

The Bruker companies, and really what is today Bruker BioSpin, were originally founded in 1960 in Karlsruhe, Germany by one of our founders and my late father, Professor Gunther Laukien, who incidentally is shown on the picture on page 8.

Bruker BioSpin today is the global market and technology leader in life science analytical instruments based on magnetic resonance technology, which includes NMR, nuclear magnetic resonance, animal and research MRI, magnetic resonance imaging. Obviously familiar to many of you because of MRIs in hospitals by major medical systems providers. Bruker BioSpin does not sell MRIs for hospitals or FDA approved MRIs, but at smaller animal and research MRI systems. And a third technology called EPR for electron paramagnetic resonance, another magnetic resonance technology I will explain more in another slide or two.

Bruker BioSpin is also the leading manufacturer of superconducting magnets that are required for NMR, animal MRI, or EPR. And by the way, Bruker BioSpin also manufactures a lot of the FTMS magnets that are sold today to Bruker Daltonics in a related party transaction.

Bruker BioSpin in addition has a superconducting wire business, which provides superconducting wire for these magnets for NMR, MRI, FTMS, as well as novel high-temperature superconductors for these magnetic resonance applications, but probably even more importantly for other markets and applications. And again I shall come back to this point.

Bruker BioSpin as a market leader with a long history has rather strong financial performance and cash flows. And you will get the details obviously in our proxy, but I think our press release already gives you some flavor of that. And I will also come back to this in this presentation.

Continuing with slide 9, I won’t go through all the details here. This gives you an overview of what NMR, MRI, EPR is. For many of you this may not be as familiar. And moreover the other key products and technologies are the superconducting magnets and the superconducting wires that are required for these magnetic resonance applications.

Continuing on slide 10, the largest of the Bruker BioSpin productlines is NMR, nuclear magnetic resonance. Bruker BioSpin is the world market and technology leader in NMR. Customers include academia, medical schools, industry. And industry particularly also of course the pharmaceutical and the biotech industries. Applications include molecular analysis, molecular structure determination in organic chemistry, medicinal chemistry, inorganic chemistry, but also protein structures and protein dynamics, and importantly for the pharmaceutical industry, structure activity relationships.

The related imaging version, which gives you pictures rather than spectra, is magnetic resonance imaging, most familiar to many of you because of MRIs in hospitals. We do not do patient MRI. We do animal or other research MRI applications with small bore superconducting magnets as shown on page 11 here at much, much higher magnetic fields to get additional molecular and functional imaging information.

Customers here are again primarily academia, and here in particular medical schools, but this is also used quite a bit in drug development in the pharmaceutical industry. Applications include preclinical studies, drug development, animal anatomy and molecular and functional imaging.

The third magnetic resonance technology in the productline of Bruker BioSpin is EPR, electron paramagnetic resonance, somewhat more specialized primarily for academia and government labs, and to a lesser extent also for industry. The applications are more specialized, and Bruker BioSpin is the clear global market leader in EPR.

To support these technologies, particularly NMR, but also EPR and research MRI, Bruker BioSpin has entered the field of superconducting magnets many decades ago, and is the leading company to provide superconducting magnets for NMR, EPR, research MRI, as well as for some other laboratory magnets and other type of novel applications, including as an OEM provider of MRI magnets to the larger medical MRI manufacturers.

We have a complete range of technology that is shown on slide 13. I will not take you through all these details, but it is not only an overall market leadership but we believe also a technology leadership.

Last but not least, to support the magnets, Bruker BioSpin Group a few years ago invested in two companies, European Advanced Superconductors and European Advanced — excuse me — European High-Temperature Superconductors, EAS and EHTS, that makes traditional low-temperature superconducting wires as they are used for clinical MRI magnets — and here most of our customers are the big manufacturers of clinical MRI magnets — as well as internal use for NMR, FTMS and other type of magnets that we use in the magnetic resonance productline of Bruker BioSpin.

More recently the investment has also gone to cutting-edge new technologies, including high-temperature superconductors or HTS, which has applications in magnetic resonance technology. Although here, and as we indicated in our press release, we feel that the opportunities far exceed the magnetic resonance systems of Bruker BioSpin, and our superconducting wire business that we expect to report as a business segment in the future will likely in 2008 also be opened up to additional investors who are outside of the area of analytical instrumentation, and who may well drive these technologies into other next generation magnetic applications, into energy storage, power grid stabilization, as well as advanced high-temperature superconductors, industrial motors and generators.

The Bruker BioSpin Company, or after the merger, BRKR, intends to retain a significant stake in the superconducting wire business, but does not need to be a sole owner of that business and will open it up in 2008 to additional investors.

Let me continue on slide 15 and give you an outlook of the Bruker Corporation that we hope will emerge after the closing, after the combination of Bruker BioSciences as it exists today and the Bruker BioSpin Group that is being acquired in this transaction. There is a shared history and common culture and common values here. There is a strong commitment to research and development, to innovation, to growth, to intellectual property. We’re close to our customers and have attained leading market positions in many key segments.

The combined company is expected to benefit from some rather attractive, but also diversified markets. We see significant synergies in growing markets. We benefit from better leverage on the overall strong Bruker brand recognition among customers. And we believe that the combined Bruker Corporation after the closing will also be positioned for further margin improvement and accelerating cash flow.

Slide 16 gives you a historical overview of the various Bruker companies. I will not go through this, but anticipate and hope that in 2008 we will combine the Bruker BioSciences and Bruker BioSpin into the Bruker Corporation after the closing expected in the first quarter of 2008. The planned Bruker Corporation, as you see on slide 17, will be a global life science research and analytical system solutions company, truly with critical mass in distribution around the globe.

Slide number 18 gives you some financial highlights. I will not go into the details; I think those speak for themselves, and you can certainly take a look at them at your convenience. They are also mentioned briefly in our press release. But as promised at the beginning of this presentation, the focus today will not be financial. We will get into more detailed financial pro forma numbers once we have filed our preliminary proxy.

Continuing then on page 19. There are numerous present and future growth markets for which the planned combined Bruker Corporation has complementary capabilities. Again, I will not read through all of this, but invite you to read this at your convenience.

There are additional opportunities for synergistic value creation mentioned earlier and in our press release from leveraging our global marketing sales and support capabilities in some particular applications like metabolomics, small molecule biomarker and applied analysis solutions, in combined 3D structure, molecular structure and function solutions using both NMR and x-ray, and of course for the company overall in global, more integrated customer relationship management.

We are looking forward to developing throughout the year 2008 a combined strategic initiative in clinical research systems and molecular diagnostics research, combining primarily mass spectrometery and NMR, but also some infrared optical clinical research systems. And we believe what will emerge through — in 2008 will be a focused molecular diagnostics division, drawing on technologies and resources from various Bruker Corporation operating companies.

Last but not least, we think there’s additional opportunity for operational and financial synergies, with strengthened financial treasury, tax, internal auditing, as well as operational efficiencies in IT, ERP, production, procurement and logistics.

Let me then wrap up before we open it up for questions with our last slide number 21, which gives you at a high level the financial goals of the planned Bruker Corporation after the expected closing for both the year 2008, as well as the medium-term, we would look at — as the medium-term over a three to four year period going forward.

In terms of revenue growth for 2008 we believe and expect that we can grow at 8% or faster. We believe and have the goal of that we can accelerate that to 10% or greater revenue growth in the medium term mostly, as has been our tradition, from organic growth, but also potentially with some smaller bolt-on selective acquisitions.

Our gross margin goal for 2008 is 46% gross margin. And we believe that both the traditional BRKR, as well at Bruker BioSpin, we can get overall a 50 to 100 basis point improvement per year, with a medium-term goal of a gross margin more in the 48 to 49% range. This comes from redesign to cost and performance higher margin new products, higher margin aftermarket revenues, and more integrated and more complete analytical solutions.

Going down to operating margin, our 2008 goal is greater than 12%, excluding transaction expenses. Most of the transaction expenses are likely to occur in Q4 of 2007, and then the majority in Q1 of 2008. So excluding transaction expenses, our operating income margin goal for 2008 is greater than 12%. And we hope to grow that in the medium term by around 100 to 150 bips per year towards an operating margin goal of 15 to 17% in the medium term. This results from both gross margin improvements, and we also see additional opportunity for expense leverage.

At the net income level, our 2008 goal, again excluding transaction expenses, is greater than 9%. And our medium goal is a continued improvement in our net income margins towards a medium-term goal of 11 to 13%. In addition to the factors mentioned on the operating income margin, this will require repayment of debt, and obviously a continued reduction in our effective tax rate that particularly at the traditional BRKR has been on the high side.

Last and not least, we are looking forward to additional improvements in our balance sheet management and in our cash flow generation. Our goals are in all operating companies, including the to be acquired Bruker BioSpin Group, to increase our inventory turns and reduce our working capital needs, to accelerate our operating and free cash flow, and to put into place a program of relatively rapid debt reduction from the senior credit facility we expect to take on to close the Bruker BioSpin acquisition.

With this, ladies and gentlemen, I would like say this will conclude our presentation, and we are looking forward to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Sullivan.

John Sullivan  - Leerink Swann & Company - Analyst

Congratulations. Just a couple of real quick questions. Can you talk about the sort of growth that Bruker BioSpin has seen in the last couple of years — topline growth?

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

I will give you maybe a rough overview, but I think I would differ most financial questions to the preliminary proxy. Bruker BioSpin in 2006 growing in the mid to low single digits, and in 2007 year-to-date has accelerated closer to 10% growth.

John Sullivan  - Leerink Swann & Company - Analyst

Is there a new product cycle that fed the 2007 growth, or why has growth accelerated in ‘07?

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

There was a bit of a retrenchment at Bruker BioSpin, but there was some very high funding from NIH and Japan, and as well as other countries for ultra high field NMR systems, with orders coming through typically in the 2002, 2003, 2004 timeframe. And for these types of systems that can cost up to $5 million and more the revenue typically was recognized one or two years later. So that ultra high field funding did [reduce] in the U.S. and in Japan, which reduced the overall bookings and growth rates of the Bruker BioSpin Group in those years. And I think the Bruker BioSpin Group now is more returning to its traditional long-term growth rates, which we would estimate to be in the mid to high single digits.

John Sullivan  - Leerink Swann & Company - Analyst

Then my last question, what is the outlook amongst commercial customers for (technical difficulty)?

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

John, we lost the second part of your question. Operator, we did not hear the second part of the question, perhaps you could take another question and John could return later.

Operator

(OPERATOR INSTRUCTIONS). There are no further questions at this time. I apologize, your next question comes from the line of Tony Butler.

Tony Butler  - Lehman Brothers - Analyst

One question is around timing. I don’t think it comes as a surprise that the two companies come together. The real question for me though is why today? Is there perhaps some rationale around BRKR and its overall demand today, where the requirement for moving BioSpin under the — or within the portfolio and driving out the geographic expansion of potential BRKR products is required for some particular reason. Maybe there’s a slowdown that you’re seeing in your other business, or maybe there is expansionary opportunities that BioSpin is seeing that you’re not seeing in BRKR. Again, I’m trying to understand the timing. Thanks.

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

Certainly. No, there really — there is no magic to the timing. The question that you asked with respect to the present BRKR, you have seen that actually BRKR in terms of growth has accelerated very nicely in the last five or six quarters and our year-to-date growth rate is — including currency effects — is even north of 20%. So we’re very pleased with the ability of BRKR to grow and gain market share.

The timing is more — as I said, there’s no particular magic to the timing. It sort of has been a steady ongoing process really from a long-term shareholder perspective that started all the way in the year 2000 with Bruker Daltonics becoming a public company, then later on Bruker AXS going public — the two of them merging.

I think what contributed to the ability of us to be able to announce this transaction was that the smaller scale acquisition by BRKR of Bruker Optics in 2006, I believe was really quite successful for everyone. This was a win-win situation. It was successful for the previous private Bruker Optics shareholders, as well as for the public shareholders. And it obviously improved the financial profile and breadth and depth of BRKR. And I think based — to some extent based on this positive experience, I think the shareholders of the private Bruker BioSpin Group, which had also observed BRKR and were pleased to see that it had resumed growth and that its bottom line — its margins and bottom line were clearly on a very, very positive trend. I think at that point seeing the positive trends at BRKR and recognizing the overall positive experience from the acquisition of Bruker Optics, the Bruker BioSpin shareholders came to the conclusion over time that this was a sensible, long-term strategy to have all the Bruker companies in one public Bruker Company. And I think that really was what drove the timing, if you will, to where this was feasible and achievable at this point in time.

Operator

[Hal Sough].

Hal Sough  - UBS - Analyst

This is [Hal Sough] for Derik De Bruin. Just a quick question. Can you remind us how much share you are looking — at the family-owned after the (inaudible) acquisitions?

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

The family presently owns about 52% of BRKR, and after the acquisition the family will own of the combined company approximately 69%.

Hal Sough  - UBS - Analyst

Okay. Thanks.

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

The family, of course also, as the press release outlines, owns Bruker BioSpin, the private company, the Bruker BioSpin Group at this point 100%.

Operator

There are no further questions at this time.

Frank Laukien  - Bruker BioSciences Corporation - President, CEO

Thank you very much for joining us this morning. We are looking forward to speaking to many of our investors before or after the proxy has been filed. Thank you very much and have a good day. Bye-bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.